Exhibit 99.1

Revlon Announces Successful Completion of Credit Agreement Refinancing

NEW YORK--(BUSINESS WIRE)--December 20, 2006--Revlon, Inc. (NYSE: REV) ("Revlon"), today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC" and, together with Revlon, Inc., the "Company"), had successfully consummated the previously-announced refinancing of its existing bank credit agreement.  Among other things, the new credit facilities will result in significant annual interest savings due to lower interest margins and provide the Company with greater financial and other covenant flexibility, as well as extend the maturity dates for RCPC's bank credit agreement to January 2012.

Commenting on the announcement, Revlon President and CEO David Kennedy stated, "I am delighted with this demonstration of support by our lenders.  This new credit agreement provides us with additional liquidity and flexibility as we enter 2007 focused on our core Revlon, Almay and Mitchum brands, while seeking to continue to improve our cash flow."

As part of this refinancing, RCPC entered into a new 5-year $840 million term loan facility (the "2006 Term Loan Facility"), replacing the $800 million term loan under RCPC's 2004 bank credit agreement.  RCPC also amended its existing $160 million multi-currency revolving credit facility under its 2004 bank credit agreement and extended its maturity through the same 5-year period (the "2006 Revolving Credit Facility" and, together with the 2006 Term Loan Facility, the "2006 Credit Facilities").

The Company indicated that the proceeds from the 2006 Credit Facilities were used to repay in full approximately $800 million of outstanding indebtedness under the term loan facility of RCPC's 2004 bank credit agreement, plus accrued interest and a prepayment fee, with the balance of the proceeds being available for general corporate purposes, after paying fees and expenses incurred in connection with consummating the 2006 Credit Facilities.

The interest rate on the 2006 Term Loan Facility, which was fully drawn at the closing, was reduced from LIBOR plus 6.0% to LIBOR plus 4.0%.  The interest rate on the 2006 Revolving Credit Facility, of which approximately $57 million was drawn at the closing, was reduced from LIBOR plus 2.5% to LIBOR plus 2.0%.  The 2006 Term Loan Facility is guaranteed and secured by substantially the same collateral package and guarantees that secured the term loan facility of

RCPC's 2004 bank credit agreement, and the 2006 Revolving Credit Facility continues to be guaranteed and secured by its existing collateral package and guarantees.

Further details regarding these financing transactions will be made available by the Company in a Current Report on Form 8-K which the Company will file with SEC on or about December 21, 2006.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

Forward-Looking Statements

Statements in this press release, which are not historical facts, including statements about plans, strategies, beliefs and expectations of the Company, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the Company's ongoing obligations under U.S. federal securities laws, the Company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic, industry or cosmetic category conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including (i) the Company's plans to use the balance of the proceeds of the 2006 Credit Facilities for general corporate purposes, after paying fees and expenses incurred in connection with consummating the 2006 Credit Facilities, and (ii) the Company's belief that the new credit agreement provides it with additional liquidity and flexibility as it enters 2007 focused on its core Revlon, Almay and Mitchum brands, while seeking to continue to improve its cash flow.  Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2006 and 2007 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at

http://www.revloninc.com), as well as difficulties, delays, unexpected costs associated with, or the Company's inability, in whole or in part to (i) use the balance of the proceeds of the 2006 Credit Facilities for general corporate purposes and/or (ii) achieve its future cash flow and liquidity objectives, such as due to less than anticipated results from the Company's brands, less than expected effectiveness of marketing programs, lower than anticipated revenues or more than anticipated returns, less than anticipated shipments, higher than expected expenses, less than anticipated retail customer or consumer acceptance of the Company's new products, including under the Revlon brand, decreased sales of the Company's existing products as a result of new products, actions by the Company's retail customers impacting the Company's financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category or retailer inventory management, changes in consumer preferences, such as reduced consumer demand for the Company's products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by the Company's competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes. Factors other than those listed above could also cause the Company's results to differ materially from expected results.  The information available from time to time on any websites referred to in this press release shall not be deemed incorporated by reference into this press release.

SOURCE: Revlon, Inc.

CONTACT: Calandra Matthews

                     212-527-6463